Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES SECOND QUARTER 2025 RESULTS

Highlights

•Achieved record second quarter EBIT and adjusted EBIT
•Reported record quarterly Dispensing and Specialty Closures Net Sales and Adjusted EBIT
•Continued strong growth in dispensing products
•Delivered mid-single digit growth in metal containers for pet food markets

NORWALK, CT, July 30, 2025 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported second quarter 2025 net sales of $1.54 billion and net income of $89.0 million, or $0.83 per diluted share, as compared to second quarter 2024 net sales of $1.38 billion and net income of $76.1 million, or $0.71 per diluted share.

Adjusted net income per diluted share for the second quarter of 2025 increased 15% from the prior year period to $1.01, after adjustments increasing net income per diluted share by $0.18. Adjusted net income per diluted share for the second quarter of 2024 was $0.88, after adjustments increasing net income per diluted share by $0.17. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our businesses continued to execute in the second quarter and delivered significant adjusted EPS growth of 15%, driven by increased organic volumes in our key product categories, strong contributions from the successful integration of the Weener acquisition and continued best-in-class operating performance. Once again, our diverse portfolio, the strength of our teams, our focus on innovation and our disciplined value creation strategy continue to drive our performance and the long-term success of the Company," said Adam Greenlee, President and CEO. "Our second quarter performance was consistent with our expectations, as the contributions from our long-term strategic initiatives drove significant growth in earnings during the quarter. Our Dispensing and Specialty Closures business delivered another quarter of record performance, with strong results in dispensing products driven by our market leading innovation, intense focus on meeting the unique needs of our customers, and expanding product and geographic presence. We have made significant progress to date on the integration of the Weener acquisition, and we are pleased with the incremental opportunities our teams are pursuing to enhance our ability to compete and win in the high growth, high value dispensing products market. Our Metal Containers business performed well and delivered significant second quarter adjusted EBIT growth, with another quarter of mid-single digit volume growth in pet food. In Custom Containers, we achieved another quarter of adjusted EBIT growth driven by comparable volume improvement and solid execution on our cost reduction and efficiency improvement plans," continued Mr. Greenlee. "We are pleased to have delivered record first half Adjusted EBIT results that increased 17% over the prior year period, and we are on track to deliver 9% EPS growth and double digit adjusted EBIT and free cash flow growth in 2025. Our teams continue to win in the markets we serve by focusing on the unique needs of our customers and being the best at what we do, and we remain confident in our ability to deliver results that outpace our end market growth in 2025 and beyond," concluded Mr. Greenlee.

Second Quarter Results

Net sales for the second quarter of 2025 were $1.54 billion, an increase of $157.8 million, or 11%, as compared to the same period in the prior year. Net sales increased predominantly as a result of the inclusion of the results of the Weener acquisition and the contractual pass through of higher raw material costs in the current year quarter.

Income before interest and income taxes (EBIT) for the second quarter of 2025 was $167.5 million, an increase of $25.7 million as compared to $141.8 million for the second quarter of 2024. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $89.8 million, $65.7 million, and $22.6 million, respectively, in the second quarter of 2025. Rationalization charges were $9.9 million and $6.9 million in the second quarters of 2025 and 2024, respectively. Costs attributed to announced acquisitions were $5.5 million in the second quarter of 2024. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the second quarter of 2025 was $48.7 million, an increase of $7.4 million as compared to the second quarter of 2024 primarily due to increased borrowings in the current year period related to the acquisition of Weener.

The effective tax rates were 25.6% and 24.3% for the second quarters of 2025 and 2024, respectively. The increase in the effective tax rate in the second quarter of 2025 was primarily due to changes in the geographic mix of profit in the current year period as compared to the prior year period.

Second Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were a record $702.2 million in the second quarter of 2025, an increase of $136.8 million, or 24%, as compared to $565.4 million in the second quarter of 2024. Net sales of dispensing products increased $143.6 million over the prior year period as a result of the inclusion of the Weener acquisition and higher organic volumes. Specialty closures volumes for food & beverage markets were 3% below prior year period levels, driven primarily by a decline in volumes for the North American beverage markets due to cool and wet weather conditions in the second quarter of 2025 and lower than anticipated promotional activity.

Dispensing and Specialty Closures Adjusted EBIT increased $15.2 million, or 16%, to a record quarterly level of $107.9 million in the second quarter of 2025 as compared to $92.7 million in the second quarter of 2024. Adjusted EBIT associated with dispensing products increased $23.2 million over the prior year period due to the inclusion of the results related to the Weener acquisition and higher organic volumes. The strong performance in dispensing products was partially offset by the decline in specialty closures volumes for the North American beverage markets, which impacted the quarter by approximately $5 million.

Metal Containers
Net sales of the Metal Containers segment were $676.1 million in the second quarter of 2025, an increase of $25.3 million, or 4%, as compared to $650.8 million in the second quarter of 2024. The increase in net sales was primarily the result of a 3% price / mix benefit driven by the contractual pass through of higher raw material and other manufacturing costs, which was partially offset by less favorable mix due to higher volumes of smaller containers for pet food markets. Favorable foreign currency translation contributed approximately 1% compared to the prior year period. As expected, metal container volume was comparable to the prior year period, with a mid-single digit increase in volumes for pet food markets, partially offset by lower volumes for soup markets.

Metal Containers Adjusted EBIT increased $12.3 million to $70.8 million in the second quarter of 2025 as compared to $58.5 million in the second quarter of 2024. The improvement in Adjusted EBIT in the quarter was primarily the result of favorable price/cost including mix due to more normalized production in the current year quarter as compared to lower production in the prior year quarter associated with a customer that reduced fruit and vegetable pack plans mid-year in 2024.

Custom Containers
Net sales of the Custom Containers segment were $160.9 million in the second quarter of 2025, a decrease of $4.3 million, or 3%, as compared to $165.2 million in the second quarter of 2024. This decrease was primarily the result of lower volumes of 2% largely due to the exit of lower margin business as a result of footprint reduction plans to achieve previously announced cost reduction goals. Excluding the lower margin business exited to achieve cost reduction plans, volumes increased 2%.

Custom Containers Adjusted EBIT increased $2.4 million to $24.9 million in 2025 as compared to $22.5 million in the second quarter of 2024. The increase in Adjusted EBIT was primarily the result of more favorable price/cost including mix.

Outlook for 2025

The Company revised its estimate of adjusted net income per diluted share for the full year of 2025 from a range of $4.00 to $4.20 to a range of $3.85 to $4.05, a 9% increase at the midpoint of the range over adjusted net income per diluted share of $3.62 in 2024. The revision in the Company's estimate of adjusted net income per diluted share is primarily the result of lower volume expectations for specialty closures products for the North American beverage markets and the expected impact associated with a recent customer bankruptcy in the North American Metal Containers business. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company confirmed its estimate of interest and other debt expense in 2025 of approximately $185 million and continues to expect an effective tax rate for 2025 of approximately 24%.

The Company revised its estimate of free cash flow in 2025 from approximately $450 million to approximately $430 million, a 10% increase as compared to $391.3 million in 2024. Capital expenditures are expected to be approximately $300 million in 2025.

For the third quarter of 2025, the Company expects higher Adjusted EBIT in the Dispensing and Specialty Closures and Custom Containers segments and slightly lower Adjusted EBIT in the Metal Containers segment as compared to the prior year period. Third quarter Adjusted EBIT is expected to be impacted by lower volumes for specialty closures products for the North American beverage market and by a recent customer bankruptcy in the North American Metal Containers business. The Company provided an estimate of adjusted net income per diluted share for the third quarter of 2025 in the range of $1.18 to $1.28. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2025 at 11:00 a.m. eastern time on Wednesday, July 30, 2025. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 254-3590 and from outside the U.S. and Canada should dial (773) 305-6853. The confirmation code for the conference call is 7251782. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

	Second Quarter		Six Months
	2025	2024	2025	2024

Net sales	$1,539.2	$1,381.4	$3,005.8	$2,698.4

Cost of goods sold	1,240.1	1,125.4	2,436.3	2,218.9

Gross profit	299.1	256.0	569.5	479.5

Selling, general and administrative expenses	121.8	107.7	250.9	208.2

Rationalization charges	9.9	6.9	20.8	18.5

Other pension and postretirement (income)	(0.1)	(0.4)	(0.3)	(0.8)

Income before interest and income taxes	167.5	141.8	298.1	253.6

Interest and other debt expense	48.7	41.3	91.6	80.0

Income before income taxes	118.8	100.5	206.5	173.6

Provision for income taxes	30.4	24.4	51.3	42.3

Income before equity in earnings of affiliates	88.4	76.1	155.2	131.3

Equity in earnings of affiliates, net of tax	0.6	—	1.7	—
Net income	$89.0	$76.1	$156.9	$131.3

Earnings per share (EPS):
Basic net income per share	$0.83	$0.71	$1.47	$1.23
Diluted net income per share	$0.83	$0.71	$1.46	$1.23

Cash dividends per common share	$0.20	$0.19	$0.40	$0.38

Weighted average shares:
Basic	107.1	106.8	107.0	106.7
Diluted	107.3	107.0	107.3	107.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2025	2024	2024
Assets:
Cash and cash equivalents	$317.5	$302.8	$822.9
Trade accounts receivable, net	1,242.1	1,056.8	594.3
Inventories	1,258.5	1,005.6	928.1
Other current assets	190.8	173.5	177.5
Property, plant and equipment, net	2,382.1	1,933.6	2,282.9
Other assets, net	4,019.4	3,220.9	3,779.0
Total assets	$9,410.4	$7,693.2	$8,584.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,197.2	$997.7	$1,530.7
Current and long-term debt	5,052.1	3,929.0	4,136.8
Other liabilities	938.9	832.8	927.6
Stockholders' equity	2,222.2	1,933.7	1,989.6
Total liabilities and stockholders' equity	$9,410.4	$7,693.2	$8,584.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2025	2024
Cash flows provided by (used in) operating activities:
Net income	$156.9	$131.3
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	155.3	131.9
Amortization of debt discount and debt issuance costs	2.6	2.7
Rationalization charges	20.8	18.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(601.8)	(474.5)
Inventories	(293.8)	(74.5)
Trade accounts payable and other changes, net	(344.9)	(262.3)
Net cash (used in) operating activities	(904.9)	(526.9)

Cash flows provided by (used in) investing activities:
Capital expenditures	(155.7)	(131.4)
Proceeds from asset sales	9.6	3.0
Other investing activities	0.3	0.1
Net cash (used in) investing activities	(145.8)	(128.3)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(43.4)	(41.5)
Changes in outstanding checks - principally vendors	(85.0)	(160.6)
Net borrowings and other financing activities	642.3	531.0
Net cash provided by financing activities	513.9	328.9

Effect of exchange rate changes on cash and cash equivalents	31.4	(13.8)

Cash and cash equivalents:
Net (decrease)	(505.4)	(340.1)
Balance at beginning of year	822.9	642.9
Balance at end of period	$317.5	$302.8

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2025	2024	2025	2024
Net sales:
Dispensing and Specialty Closures	$702.2	$565.4	$1,373.3	$1,101.3
Metal Containers	676.1	650.8	1,304.5	1,267.9
Custom Containers	160.9	165.2	328.0	329.2
Consolidated	$1,539.2	$1,381.4	$3,005.8	$2,698.4

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$89.8	$78.9	$169.7	$138.7
Metal Containers	65.7	56.3	110.5	98.0
Custom Containers	22.6	20.5	44.7	38.3
Corporate	(10.6)	(13.9)	(26.8)	(21.4)
Consolidated	$167.5	$141.8	$298.1	$253.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Second Quarter				Six Months
	2025		2024		2025		2024
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$89.0	$0.83	$76.1	$0.71	$156.9	$1.46	$131.3	$1.23

Adjustments (a)	19.0	0.18	17.9	0.17	39.2	0.37	35.8	0.33
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$108.0	$1.01	$94.0	$0.88	$196.1	$1.83	$167.1	$1.56

Weighted average number of common shares outstanding - Diluted
		107.3		107.0		107.3		107.0

(a) Adjustments consist of items in the table below

	Second Quarter		Six Months
	2025	2024	2025	2024
Adjustments:
Acquired intangible asset amortization expense	$15.9	$12.3	$31.3	$25.6
Other pension (income) for U.S. pension plans	(0.9)	(1.2)	(1.8)	(2.4)
Rationalization charges	9.9	6.9	20.8	18.5
Costs attributed to announced acquisitions	—	5.5	1.1	5.5
Pre-tax impact of adjustments	24.9	23.5	51.4	47.2
Tax impact of adjustments	5.9	5.6	12.2	11.4
Net impact of adjustments	$19.0	$17.9	$39.2	$35.8

Weighted average number of common shares outstanding - Diluted
	107.3	107.0	107.3	107.0
Diluted EPS impact from adjustments	$0.18	$0.17	$0.37	$0.33

Adjusted tax rate	25.3%	24.2%	24.6%	24.3%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)
Table B

	Second Quarter		Six Months
	2025	2024	2025	2024
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$89.8	$78.9	$169.7	$138.7
Acquired intangible asset amortization expense	14.4	10.9	28.4	22.6
Other pension (income) for U.S. pension plans	(0.2)	(0.3)	(0.3)	(0.5)
Equity in earnings of affiliates, net of tax	0.6	—	1.7	—
Rationalization charges	3.3	3.2	7.6	9.7
Adjusted EBIT	107.9	92.7	207.1	170.5
Depreciation	37.6	25.4	73.5	50.5
Adjusted EBITDA	$145.5	$118.1	$280.6	$221.0

Metal Containers:
Income before interest and income taxes (EBIT)	$65.7	$56.3	$110.5	$98.0
Acquired intangible asset amortization expense	0.4	0.3	0.7	0.7
Other pension (income) for U.S. pension plans	(0.4)	(0.6)	(1.0)	(1.3)
Rationalization charges	5.1	2.5	10.1	6.1
Adjusted EBIT	70.8	58.5	120.3	103.5
Depreciation	13.6	18.9	32.9	37.8
Adjusted EBITDA	$84.4	$77.4	$153.2	$141.3

Custom Containers:
Income before interest and income taxes (EBIT)	$22.6	$20.5	$44.7	$38.3
Acquired intangible asset amortization expense	1.1	1.1	2.2	2.3
Other pension (income) for U.S. pension plans	(0.3)	(0.3)	(0.5)	(0.6)
Rationalization charges	1.5	1.2	3.1	2.7
Adjusted EBIT	24.9	22.5	49.5	42.7
Depreciation	8.7	8.8	17.4	17.9
Adjusted EBITDA	$33.6	$31.3	$66.9	$60.6

Corporate:
(Loss) before interest and income taxes (EBIT)	$(10.6)	$(13.9)	$(26.8)	$(21.4)
Costs attributed to announced acquisitions	—	5.5	1.1	5.5
Adjusted EBIT	(10.6)	(8.4)	(25.7)	(15.9)
Depreciation	0.1	0.1	0.2	0.1
Adjusted EBITDA	$(10.5)	$(8.3)	$(25.5)	$(15.8)

Total Adjusted EBIT	193.0	165.3	351.2	300.8
Total Depreciation	60.0	53.2	124.0	106.3
Total Adjusted EBITDA	$253.0	$218.5	$475.2	$407.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2025	2025	2024	2025	2025	2024

U.S. GAAP net income as estimated for 2025
and as reported for 2024	$111.5	$122.2	$100.1	$342.5	$364.0	$276.4
Adjustments (a)	15.1	15.1	29.8	70.6	70.6	111.4
Non-U.S. GAAP adjusted net income as estimated for 2025 and presented for 2024
	$126.6	$137.3	$129.9	$413.1	$434.6	$387.8

U.S. GAAP diluted EPS as estimated for 2025
and as reported for 2024	$1.04	$1.14	$0.93	$3.19	$3.39	$2.58
Adjustments (a)	0.14	0.14	0.28	0.66	0.66	1.04
Non-U.S. GAAP adjusted diluted EPS as estimated for 2025 and presented for 2024
	$1.18	$1.28	$1.21	$3.85	$4.05	$3.62

(a) Adjustments consist of items in the table below

	Third Quarter,		Year Ended
	September 30,		December 31,
	2025	2024	2025	2024
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.9	$12.4	$63.1	$52.6
Other pension (income) for U.S. pension plans	(0.9)	(0.7)	(3.7)	(4.2)
Rationalization charges	4.9	19.5	31.8	59.5
Costs attributed to announced acquisitions	—	7.1	1.1	28.4
Purchase accounting write-up of inventory	—	—	—	6.1
Loss on early extinguishment of debt	—	—	—	1.1
Pre-tax impact of adjustments	19.9	38.3	92.3	143.5
Tax impact of adjustments	4.8	8.5	21.7	32.1
Net impact of adjustments	$15.1	$29.8	$70.6	$111.4

Weighted average number of common shares outstanding - Diluted
	107.3	107.1	107.3	107.1
Diluted EPS impact from adjustments	$0.14	$0.28	$0.66	$1.04

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension income for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.